Exhibit 99(h)(11)

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of December 14, 2012 by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (the “Administrator”), and GUIDESTONE FUNDS a Delaware statutory trust (the “Trust”). Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit C.

BACKGROUND

A.      The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B.      The Trust wishes to retain the Administrator to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Fund”), and the Administrator wishes to furnish such services.

C.      This Agreement governs all services to be provided by the Administrator to the Funds on or after January 1, 2013 (“Effective Date”). The parties hereto agree that on or after the Effective Date this Agreement shall supersede the Administration and Accounting Services Agreement between the Administrator under its former name PFPC Inc. and the Trust under its former name AB Funds Trust dated August 27, 2001 with respect to the Funds listed on Exhibit A hereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.      Appointment.  The Trust hereby appoints the Administrator to provide administration and accounting services to each of the Funds, in accordance with the terms set forth in this Agreement, which shall include Exhibit B. The Administrator accepts such appointment and agrees to furnish such services. The Administrator shall be under no duty to take any action hereunder on behalf of the Trust or any Fund except as specifically set forth herein or as may be specifically agreed to by the Administrator and the Trust in a written amendment hereto. The Administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Trust or by any other third party service provider to the Trust.

2.      Compliance with Rules and Regulations.  The Administrator undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder. Except as specifically set forth herein, the Administrator assumes no responsibility for such compliance by the Trust or other entity.

3.      Instructions.

(a)      Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions.

(b)      The Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Administrator to be an Authorized Person) pursuant to this Agreement. The Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Trust’s shareholders, unless and until the Administrator receives Written Instructions to the contrary.

(c)      The Trust agrees to forward to the Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Administrator or its affiliates) so that the Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Administrator’s ability to rely upon such Oral Instructions.

4.      Right to Receive Advice.

(a)      Advice of the Trust.  If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

(b)      Advice of Counsel.  If the Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may request advice from counsel of its own choosing at its own cost (who may be counsel for the Trust, the Trust’s investment adviser or the Administrator, at the option of the Administrator).

(c)      Conflicting Advice.  In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from the Trust and the advice the Administrator receives from counsel, the Administrator may, upon providing to the Trust notice of such conflict, rely upon and follow the advice of counsel.

(d)      No Obligation to Seek Advice.  Nothing in this section shall be construed so as to impose an obligation upon the Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of the Administrator’s properly taking or not taking such action.

5.      Records; Visits.

(a)      The books and records pertaining to the Trust and the Funds which are in the possession or under the control of the Administrator shall be the property of the Trust. The Trust and Authorized Persons shall have access to such books and records at all times during the Administrator’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator to the Trust or to an Authorized Person, at the Trust’s expense.

(b)	The Administrator shall keep the following records:

(i)	all books and records with respect to each Fund’s books of account;

(ii)	records of each Fund’s securities transactions; and

(iii)	all other books and records as the Administrator is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

6.       Confidentiality.    Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or the Administrator, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or the Administrator a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by the Administrator in connection with an independent third party compliance or other review; (h) is necessary or desirable for the Administrator to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination.

7.       Liaison with Accountants.  The Administrator shall act as liaison with the Trust’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

8.      BNY Mellon System.  The Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Administrator in connection with the services provided by the Administrator to the Trust (not including databases or interfaces created solely by GuideStone Financial Resources of the Southern Baptist Convention).

9.      Disaster Recovery.  The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Administrator shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator’s own intentional misconduct, bad faith or gross negligence with respect to its duties under this Agreement.

10.    Compensation.

(a)       As compensation for services rendered by the Administrator during the term of this Agreement, the Trust, on behalf of each Fund, will pay to the Administrator a fee or fees as may be agreed to in writing by the Trust and the Administrator.

(b)       The undersigned hereby represents and warrants to the Administrator that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Administrator or to the adviser or sponsor to the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by the Administrator to such adviser or sponsor or any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c)       Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Trust shall remain responsible for paying to the Administrator the fees set forth in the applicable fee letter.

11.    Standard of Care/Limitation of Liability.

(a)       Subject to the terms of this Section 10, the Administrator shall be liable to the Trust (or any person or entity claiming through the Trust) for damages only to the extent caused by the Administrator’s own intentional misconduct, bad faith or gross negligence or reckless disregard with respect to its duties under this Agreement (“Standard of Care”).

(b)       The Administrator shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(c)       The Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Administrator reasonably believes to be genuine. The Administrator shall not be liable for any damages that are caused by actions or omissions taken by the Administrator in accordance with Written Instructions or advice of counsel. The Administrator shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Trust or for any failure to discover any such error or omission.

(d)       Neither the Administrator nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Administrator or its affiliates.

(e)       Each party shall have a duty to mitigate damages for which the other party may become responsible.

(f)       This Section 11 shall survive termination of this Agreement.

12.    Indemnification.  The Trust, on behalf of each Fund, agrees to indemnify and hold harmless the Administrator and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which the Administrator takes under this Agreement including without limitation in accordance with Oral or Written Instructions or at the Trust’s request or direction. Neither the Administrator, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by the Administrator’s or its affiliates’ own willful misfeasance, bad faith, negligence, gross negligence or reckless disregard of its duties and obligations under this Agreement. Any amounts payable by the Trust hereunder shall be satisfied only against the relevant Fund’s assets and not against the assets of any other investment portfolio of the Trust. This Section 12 shall survive termination of this Agreement.

13.    Description of Accounting Services on a Continuous Basis.  The Administrator will perform the following accounting services with respect to each Fund:

(i)       Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Fund (the “Adviser”) and transmit trades to the Trust’s custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Trust with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Trust of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser or other sources approved by the Adviser, and in either case calculate the market value of each Fund’s investments in accordance with the Trust’s valuation policies or guidelines; provided, however, that the Administrator shall not under any circumstances be under a duty to independently price or value any of the Trust’s investments, including securities lending related cash collateral investments, or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall the Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value;

(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity;

(xvii)	Prepare periodic financial reports, as reasonably requested by the Adviser;

(xviii)	On each business day, notify the Custodian and the Adviser of the net change in each Fund’s cash sweep account balance from the prior business day;

(xix)	As the Trust’s agent, issue instructions to BNY Mellon Investment Servicing (US) Inc. (in its capacity as the transfer agent to the Guidestone Funds Money Market Fund) with respect to transactions by each Fund in the Guidestone Funds Money Market Fund (such instructions will match the net change in such Fund’s cash account balance which the Administrator has provided to the Custodian pursuant to Section 13(xviii) above);

(xx)	Perform the financial statement typesetting services as outlined in Schedule I attached hereto and made a part hereof, as such Schedule I may be amended from time to time;

(xxi)	Perform the money market fund services as outlined in Schedule II attached hereto and made a part hereof, as such Schedule II may be amended from time to time;

(xxii)	Perform the fair value pricing services as outlined in Schedule III attached hereto and made a part hereof, as such Schedule III may be amended from time to time;

(xxiii)	Obtain certain securities valuation information (“Data”) from Markit North America, Inc. (“Markit”) in connection with the calculation of net asset values for certain investment vehicles as outlined in Schedule IV attached hereto and made a part hereof, as such Schedule IV may be amended from time to time; and

(xxiv)	Perform the data repository and analytics suite services outlined in Schedule V attached hereto and made a part hereof, as such Schedule V may be amended from time to time. Persons who are Authorized Persons may access the data repository and analytics suite are set forth on Schedule VI attached hereto and made a part hereof, as such Schedule VI may be amended from time to time.

14.      Description of Administration Services on a Continuous Basis.  The Administrator will perform the following administration services with respect to each Fund:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Fund and Trust statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and filing the Trust’s Federal and state tax returns;

(v)	Monitor each Fund’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

(vi)	Prepare the Trust’s financial statements for its annual and semi-annual shareholder reports, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Trust providing the voting records in the format required by the Administrator);

(vii)	With the Trust’s counsel, prepare and coordinate the filing of the annual Post-Effective Amendment to the Trust’s Registration Statement (not including the creation of a series or class); prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and any necessary amendments thereto and (ii) Notices pursuant to Rule 24f-2;

(viii)	Assist in the preparation of notices of Annual or Special Meeting of Shareholders and Proxy materials relating to such meetings;

(ix)	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Trust in accordance with the requirements of Rule 17g-1 and 17d-1((d)7) under the 1940 Act as such bond and policies are approved by the Trust’s Board of Trustees;

(x)	Monitor the Trust’s assets to assure adequate fidelity bond coverage is maintained;

(xi)	Draft agendas (with final selection of agenda items being made by Trust counsel) and resolutions for quarterly board meetings;

(xii)	Coordinate the assembly and distribution of board materials for quarterly board meetings;

(xiii)	Attend quarterly board meetings and draft minutes thereof;

(xiv)	Report to the board quarterly regarding the Administrator’s activities on behalf of the Trust;

(xv)	Communicate and coordinate with other Trust service providers as necessary and as directed by the Trust to perform duties as the Trust’s administration and accounting services agent;

(xvi)	Monitor the Trust’s compliance with associated transaction amounts and conditions of each state’s blue sky qualification;

(xvii)	Provide compliance policies and procedures related to services provided by the Administrator and, if mutually agreed, certain of the Administrator’s affiliates, summary procedures thereof and periodic certification letters;

(xviii)	Maintain the Trust’s corporate calendar to assist the Trust in complying with various SEC filing and board approval deadlines; and

(xix)	Perform such additional regulatory services for the Trust on such terms and for such fees as the parties hereto may agree.

All regulatory services are subject to the review and approval of Trust counsel.

15.     Uncertain Tax Positions Services.

 The Administrator shall provide the following services to the Trust with respect to the Trust’s Tax Positions (as defined below):

(i)	Documentation of all material tax positions taken by the Trust with respect to specified fiscal years and identified to the Administrator (“Tax Positions”);

(ii)	Review of the Trust’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, and (v) Subchapter M compliance work papers;

(iii)	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

(iv)	Review relevant statutory authorities;

(v)	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Trust;

(vi)	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, the Administrator; and

(vii)	Delivery of a written report to the Trust detailing such items.

(e)        IRS CIRCULAR 230 DISCLOSURE:

  To ensure compliance with requirements imposed by the Internal Revenue Service, the Administrator informs the Trust that any U.S. tax advice contained in any communication from the Administrator to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.”

16.	Duration and Termination.

(a)       This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b)       Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Trust or the Administrator provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c)       In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Trust and paid to the Administrator prior to any such conversion.

(d)       If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

17.       Notices. Notices shall be addressed (a) if to the Administrator, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as the Administrator may inform the Trust in writing); (b) if to the Trust, at 2401 Cedar Springs Road, Dallas, Texas 75201, Attention: Patricia A. Weiland (or such other address as the Trust may inform the Administrator in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.       Amendments.  This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19.       Assignment; Subcontracting.  The Administrator may assign this Agreement and/or its rights hereunder to any affiliate of the Administrator, provided that the Administrator gives the Trust thirty (30) days prior written notice of such assignment. Notwithstanding the foregoing, the Administrator may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of the Administrator under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve the Administrator of any of its liabilities hereunder.

20.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.    Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.    Miscellaneous.

(a)       Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Administrator hereunder without the prior written approval of the Administrator, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by the Administrator under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase.

(b)       During the term of this Agreement and for one year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Administrator’s employees, and the Trust shall cause the Trust’s sponsor and the Trust’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Administrator’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a the Administrator employee by the Trust, the Trust’s sponsor or an affiliate of the Trust if the Administrator employee was identified by such entity solely as a result of the Administrator employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)       Except as expressly provided in this Agreement, the Administrator hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d)       This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of the Administrator are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Trust and the Administrator.

(e)       The Trust will provide such information and documentation as the Administrator may reasonably request in connection with services provided by the Administrator to the Trust.

(f)        This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h)       The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)        To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrator’s affiliates are financial institutions, and the Administrator may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. The Administrator may also ask (and may have already asked) for additional identifying information, and the Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT
SERVICING (US) INC.

By:

Name:	Jay F. Nusblatt

Title:	Executive Vice President

GUIDESTONE FUNDS

By:

Name:	John R. Jones

Title:	President

EXHIBIT A

THIS EXHIBIT A, effective as of January 1, 2013, is Exhibit A to that certain Administration and Accounting Services Agreement effective as of January 1, 2013 between BNY Mellon Investment Servicing (US) Inc. and GuideStone Funds.

Funds

DATE TARGET FUNDS

MyDestination 2005 Fund

MyDestination 2015 Fund

MyDestination 2025 Fund

MyDestination 2035 Fund

MyDestination 2045 Fund

MyDestination 2055 Fund

ASSET ALLOCATION FUNDS

Conservative Allocation Fund

Balanced Allocation Fund

Growth Allocation Fund

Aggressive Allocation Fund

Conservative Allocation Fund I

Balanced Allocation Fund I

Growth Allocation Fund I

Aggressive Allocation Fund I

SELECT FUNDS

Money Market Fund*

Low-Duration Bond Fund+

Medium-Duration Bond Fund+

Extended-Duration Bond Fund

Global Bond Fund

Equity Index Fund

Real Estate Securities Fund

Value Equity Fund

Growth Equity Fund**

Small Cap Equity Fund

International Equity Fund**

Inflation Protected Bond Fund

Defensive Markets Strategies Fund**

*Indicates Funds which receive money market services.

**  Indicates Funds which receive fair value pricing services.

+  Indicates Funds which receive Markit North securities valuation services.

EXHIBIT B

GuideStone Service Levels

1.	Number of accurate NAV’s calculated divided by the total number of NAV’s calculated (excluding Money Market Funds)*: 99%

•	“NAV” for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the change in the NAV is greater than a full penny.

•	Each NAV error for a given day is treated as a single NAV error.

2.	Number of accurate NAV’s Reported to NASDAQ divided by number of total NAV’s required to be reported to NASDAQ*: 99%

•	“NAV” for this purpose is class net assets divided by total class shares outstanding. An NAV is not accurate if, upon recalculation, the change in the NAV is greater than a full penny.

•	Each NAV error for a given day is treated as a single NAV error.

3.	Provided the Administrator has timely received all necessary information from third parties (including the Trust and outside counsel for the Trust) for a particular filing, the Administrator will timely file the following items: 100%

•	N-SAR - Completed and filed with the SEC by the 60th day following the report date.
•	Annual Report, Semi-Annual Reports and Form N-Q - Completed and filed with the SEC by the 60th day following the report date.
•	Form 24F-2 - Prepared and filed within 90 days of fiscal year-end.
•	Forms 1120-RIC and 8613 - Prepared and filed by each fund with the U.S. Internal Revenue Service by due date, inclusive of extensions where allowable.
•	Annual Registration Statement – filed within 120 days of fiscal year-end.

*        Any errors in NAVs caused by factors outside of the Administrator’s reasonable control shall be excluded from this calculation.

EXHIBIT C

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Trust. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Oral Instructions” mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person. The Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of beneficial interest of any series or class of the Trust.

(h)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Administrator to be an Authorized Person) and received by the Administrator or (ii) trade instructions transmitted (and received by the Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

SCHEDULE I

FINANCIAL STATEMENT TYPESETTING SERVICES

1.

The Administrator has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to the Administrator the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively “Financial Reports”) for its clients. Notwithstanding anything to the contrary, the Administrator shall not be obligated to perform any of the services described in Section 2 of this Schedule I unless an agreement, including all relevant schedules and appendices thereto, between the Administrator and the Print Vendor for the provision of such services is then-currently in effect. The Administrator will inform the Trust of the identity of the Print Vendor, and the Trust is free to attempt to contract directly with the Print Vendor for the provision of the services described in Section 2 of this Schedule I.

2.	The Administrator shall provide the following services to the Trust:

2.1

The Administrator will, or will cause the Print Vendor to, as applicable for the particular Financial Report: (i) create financial compositions for Financial Reports and the related EDGAR files; (ii) maintain country codes, industry class codes, security class codes and state codes; (iii) map individual general ledger accounts into master accounts to be displayed in the Financial Reports; (iv) create components that will specify the proper grouping and sorting for display of portfolio information; (v) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which the Administrator will enter); (vi) process, convert and load security and general ledger data; and (vii) include in the Financial Report shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Trust management listing, service providers listing and Trust spectrums, all as provided from external parties to the Administrator.

2.2

The Administrator will cause the Print Vendor to perform document publishing to include the ability to output both print-ready PDF files and EDGAR ASCII files. An EDGAR ASCII filing will be limited to one EDGAR ASCII filing per Financial Report. Unless mutually agreed in writing between the Administrator and the Trust, the Administrator will use the same layout, for production data, for every successive reporting period.

2.3

The Administrator will use the Print Vendor’s system to generate Financial Reports, which shall include as applicable: (i) front/back cover; (ii) table of contents; (iii) shareholder letter; (iv) MD&A commentary; (v) sector weighting graphs/tables; (vi) disclosure of Trust expenses; (vii) schedules of investments; (viii) statement of net assets; (ix) statements of assets and liabilities; (x) statements of operation; (xi) statements of changes; (xii) statements of cash flows; (xiii) financial highlights; (xiv) notes to financial statements; (xv) report of independent registered public accounting firm; (xvi) tax information; and (xvii) additional Trust information as mutually agreed in writing between the Administrator and the Trust.

3.

The Trust shall timely review and comment on, and, as the Trust deems necessary, cause its counsel and accountants to timely review and comment on, all Financial Reports, and the Trust shall timely provide final sign-off. Absent timely final sign-off by the Trust, the Administrator shall not have responsibility to timely produce the affected Financial Report.

4.

Notwithstanding any provision of this Schedule I, the services of the Administrator are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Schedule I nor the provision of services under this Schedule I establishes or is intended to establish an attorney-client relationship between the Administrator and the Trust or any other person.

5.

As compensation for the services rendered by the Administrator as set forth in Section 2 of this Schedule I, the Trust will pay to the Administrator such fees as may be agreed to in writing by the Trust and the Administrator. In turn, the Administrator is responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the fees the Administrator charges with respect to the services set forth in Section 2 of this Schedule I are more than the fees charged to the Administrator by the Print Vendor, and the Administrator retains the difference between the amount paid to the Administrator with respect to the services set forth in Section 2 of this Schedule I and the fees the Administrator pays to the Print Vendor.

SCHEDULE II

MONEY MARKET FUND SERVICES

1.

The Administrator has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to the Administrator the ability to generate monthly portfolio holdings reports on Form N-MFP as required by Rule 30b1-7 promulgated under the 1940 Act (“Rule 30b1-7”) and an electronic file of the monthly portfolio holdings information required by Rule 2a-7(c)(12) promulgated under the 1940 Act (“Rule 2a-7(c)(12)”) for public website disclosure (collectively “Money Market Reports”) for its clients. Notwithstanding anything to the contrary in this Schedule II, the Administrator shall not be obligated to perform any of the services described in this Schedule II unless an agreement, including all relevant schedules and appendices thereto, between the Administrator, or its affiliate, and the Print Vendor for the provision of such services is then-currently in effect. The Administrator will inform the Trust of the identity of the Print Vendor, and the Trust is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Schedule II.

2.	The Administrator shall provide the following services to the Trust:

2.1

The Administrator, subject to its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to, as applicable for the particular Money Market Report: (i) prepare, on a monthly basis, Form N-MFP; (ii) prepare, on a monthly basis, an electronic file of the portfolio holdings information required by Rule 2a-7(c)(12) for public website disclosure; (iii) file Form N-MFP with the SEC; and (iv) provide the electronic file prepared pursuant to Section 2.1(ii) herein to the Trust, or at the Trust’s written direction, to a third party (together, for this Schedule II, the “Services”).

2.2

Neither the Administrator nor the Print Vendor, in connection with a particular Money Market Report, will: (i) access, post reports to or perform any service on the Trust’s website; or (ii) prepare, provide or generate any reports, forms or files not specifically agreed to by the parties hereto. The Trust acknowledges that it shall be responsible for the retention of the Money Market Reports in accordance with Rule 2a-7 promulgated under the 1940 Act or any other applicable rule or regulation.

2.3

Unless mutually agreed in writing between the Administrator and the Trust, the Administrator will use the same layout and format for every successive reporting period for the Money Market Reports. At the request of the Trust and upon the mutual agreement of the parties hereto as to the scope of any changes and the additional compensation of the

Administrator, the Administrator will, or will cause the Print Vendor to, customize the Money Market Report described in Section 2.1(ii) above. Any such customization to be further described in an exhibit to this Schedule II.

3.

The Administrator shall not be responsible for: (a) delays in the transmission to it by the Trust, the Trust’s adviser and entities unaffiliated with the Administrator (collectively, for this Schedule II, “Third Parties”) of data required for the preparation of the Money Market Reports, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of the Administrator, and shall not be used to imply any responsibility or liability against the Administrator.

4.

The Trust, in a timely manner, shall review and comment on, and, as the Trust deems necessary, cause its counsel and accountants to review and comment on, each Form N-MFP. The Trust shall provide timely final sign-off of, and authorization and direction to file, each Form N-MFP. Absent such timely final sign-off, authorization and direction by the Trust, the Administrator shall be excused from its obligations to prepare and file the affected Form N-MFP. The Administrator is providing the Services based on the representation and warranty of the Trust, that the Services together with the activities of the Trust in accordance with its internal policies, procedures and controls shall together satisfy requirements of the laws applicable to the Trust and Money Market Reports.

5.

Notwithstanding any provision of this Schedule II, the Services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Schedule II nor the provision of the Services establishes or is intended to establish an attorney-client relationship between the Administrator and the Trust or any other person.

6.

As compensation for the Services, the Trust will pay to the Administrator such fees as may be agreed to in writing by the Trust and the Administrator. In turn, the Administrator will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, the Administrator anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

SCHEDULE III

FAIR VALUE PRICING SERVICES

1.

The Administrator has entered into an agreement with the Pricing Vendor for the Pricing Vendor to provide fair value prices for the relevant foreign equity securities (“Fair Value Prices”) in accordance with Appendix B to the Valuation Procedures to the Administrator. Notwithstanding anything to the contrary herein, the Administrator shall not be obligated to perform the services set forth in this Schedule III unless a fully-executed agreement between the Administrator and the then-current Pricing Vendor is then currently in effect.

2.

Unless the Trust directs the Administrator otherwise by Written Instructions, the Trust hereby authorizes and instructs the Administrator to: (a) under the circumstances set forth on Appendix B to the Valuation Procedures, receive from the Pricing Vendor Fair Value Prices (in a format reasonably required by the Administrator) for those sub-advised portfolios identified on Exhibit A hereto (the “International Funds”) as the Trust may revise it from time to time; and (b) under the circumstances set forth on Appendix B to the Valuation Procedures, use such Fair Value Prices that it timely receives in all relevant calculations (e.g., NAV, total returns, yields, etc.) for the International Funds only. The Administrator agrees to perform the foregoing services and provide reports to the Board as called for in said Appendix B. The Trust shall provide the Administrator with at least ten (10) business day’s written notice of any change to Exhibit A. For clarification, a sub-advised portfolio shall not be considered an International Fund, and the Administrator shall have no responsibility under this Schedule III with respect to any such sub-advised portfolio that is not enumerated on the then-current Exhibit A.

3.

The Trust understands and agrees that the Administrator will not be able to employ its standard review process to the Fair Value Prices and that, absent the Administrator’s receipt of a Fair Value Price with a manifest error, the Administrator shall have no obligation to inquire into, verify, or otherwise analyze the accuracy or reasonableness of any of the Fair Value Prices it receives. The Trust hereby assumes all responsibility for the appropriateness of the International Funds’ use of Fair Value Prices. The Trust hereby represents and warrants that the Valuation Committee of the relevant International Funds has evaluated and approved the use of the Vendor’s Fair Value Prices for each of the International Funds and believes such use to be consistent with (a) the Valuation Procedures and (b) the registration statement(s) of the International Funds.

4.

As compensation for the services rendered by the Administrator in accordance with this Schedule III, the Trust will pay to the Administrator a fee as may be agreed to in writing by the Trust and the Administrator.

SCHEDULE IV

MARKIT NORTH SECURITIES VALUATION SERVICES

1.

The Administrator has entered into an agreement with Markit for Markit to provide the Data for use with such Trust investment vehicles identified on Exhibit A to this Agreement (as such Exhibit A may be changed as set forth in the two succeeding sentences) (“Funds”). The Trust shall be entitled to change Exhibit A to this Agreement upon written notice to the Administrator of such change. The Trust shall provide the Administrator with at least ten (10) business days’ written notice of any change to Exhibit A to this Agreement. For clarification, an investment vehicle shall not be considered a Fund, and the Administrator shall have no responsibility under this Schedule IV with respect to any investment vehicle, unless such investment vehicle is enumerated on the then-current Exhibit A to this Agreement (including any change to such Exhibit A made pursuant to the two preceding sentences). Notwithstanding anything to the contrary herein, the Administrator shall not be obligated to perform the services set forth in this Schedule IV unless an agreement, including all relevant order schedules and appendices thereto, between the Administrator and Markit for the provision of the Data is then-currently in effect.

2.

Unless the Trust directs the Administrator otherwise by Written Instructions, the Trust hereby authorizes and instructs the Administrator to: (a) receive from Markit the Data (in a format reasonably required by the Administrator) for each of the Funds; and (b) use such Data that the Administrator timely receives in all relevant calculations (e.g., NAV, etc.) for the Funds. The Administrator agrees to perform the foregoing services.

3.

The Trust hereby represents and warrants that the Valuation Committee of the Trust with responsibility for the Funds’ valuation has evaluated and approved the use of the Data for each of the Funds and believes such use to be consistent with (a) the security valuation procedures and policies adopted by the Board of Trustees and (b) the registration statement(s) of the Funds.

4.	The Trust hereby agrees to the following terms:

Markit provides the Data for use by the Administrator in connection with the services provided by the Administrator under the Agreement. The Trust hereby acknowledges and agrees that with respect to the Data:

(i)         the Trust shall have a personal, non-exclusive, revocable, non-transferable, non sub-licensable, license to use the limited excerpts Data only for internal use in connection with verifying its books and records.

(ii)        the Trust shall be prohibited from:

a.	using the Data to create books of record;

b.

generating any advice, recommendations, guidance, publications or alerts made available to the Trust’s clients or other third parties. For the avoidance of doubt the Trust may not use the Data to create books of records;

c.

distributing, transferring, sub-licensing, renting, lending, transmitting, selling, re-circulating, repackaging, assigning, leasing, reselling, publishing or otherwise re-distributing, transferring, disclosing or making available all or any portion of the Data; and

d.	using the Data to develop, create or directly price any index (e.g., any composite financial index) or for any database, product or service.

(iii)     the Trust shall be bound by any legends, disclaimers, and notices appearing from time to time in the Data;

(iv)     each of Markit, its third party licensors and the Administrator hereby disclaim any and all warranties or representations as to, and none of Markit, its third party licensors or the Administrator shall have any liabilities to the Trust whether in contract, tort (including, but not limited to, negligence) or otherwise in relation to, the quality, fitness for purpose, completeness or accuracy of the Data or any data contained therein;

(v)      Markit (and any third party service provider engaged by Markit in relation to the Data) is an intended third-party beneficiary of this Agreement;

(vi)     The Administrator may terminate the services set forth in this Schedule IV immediately upon written notice to the Trust in the event of the termination of the Administrator’s right to sublicense the Data and for any material breach by the Trust of any term of this Agreement.

(vii)    the Trust acknowledges the following:

a.

NEITHER MARKIT GROUP LIMITED, ITS AFFILIATES NOR ANY DATA PROVIDER MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE ACCURACY, TIMELINESS OR COMPLETENESS OF THE DATA OR SERVICES OR AS TO RESULTS TO BE ATTAINED BY THE TRUST OR OTHERS FROM THE USE OF THE DATA OR SERVICES, AND THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. MARKIT GROUP LIMITED, ITS AFFILIATES AND DATA PROVIDERS EXPRESSLY DISCLAIMS ANY CONDITION OF QUALITY AND ANY EXPRESS OR IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE TRUST HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY, GUARANTY OR REPRESENTATION MADE BY MARKIT GROUP LIMITED, ITS AFFILIATES OR ANY DATA PROVIDER.

b.

NEITHER MARKIT GROUP LIMITED, ITS AFFILIATES NOR ANY OTHER PERSON OR ENTITY SHALL IN ANY WAY BE LIABLE TO THE USER OF THIS DATA (OR DOCUMENT) OR ANY CLIENT OF SUCH USER FOR ANY INACCURACIES, ERRORS OR OMISSIONS, REGARDLESS OF CAUSE, IN THE DATA AVAILABLE ON THIS DOCUMENT OR FOR ANY DAMAGES (WHETHER DIRECT OR INDIRECT) RESULTING THEREFROM. UNDER NO CIRCUMSTANCES WILL MARKIT GROUP LIMITED, ITS AFFILIATES AND DATA PROVIDERS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR LOST PROFITS DAMAGES WITH RESPECT TO THE USE OF THIS DATA (OR DOCUMENT OR THE INFORMATION AVAILABLE HEREIN), REGARDLESS OF WHETHER SUCH DAMAGES COULD HAVE BEEN FORESEEN OR PREVENTED.

5.

A party may terminate the services set forth in this Schedule IV on ten (10) day’s written notice to the other party. Termination of the services set forth in this Schedule IV shall not constitute a waiver of any rights, obligations or remedies of a party with respect to services performed or fees or expenses incurred prior to such termination.

6.

As compensation for services rendered by the Administrator set forth in Section 2 of this Schedule IV, the Trust will pay to the Administrator a fee or fees as may be agreed to in writing by the Trust and the Administrator. In addition, the Trust shall be responsible to reimburse the Administrator for the expenses corresponding to Markit’s provision of the Data to the Administrator.

SCHEDULE V

DATA REPOSITORY AND ANALYTICS SUITE SERVICES

1.	The Administrator will:

(a)

Provide Internet access to the Administrator’s data repository and analytics suite at https://esp01.bnymellon.com/LaunchPad/dflt/OrgLogin.do or other site operated by the Administrator (the “Site”) for Trust portfolio data otherwise supplied by the Administrator to Trust service providers via other electronic and manual methods. Types of information to be provided on the Site include: (i) data relating to portfolio securities (other than Compliance Reporting Services, as defined below), (ii) general ledger balances and (iii) net asset value-related data, including NAV and net asset, distribution and yield detail (collectively, the “Accounting Services”). Types of information to be provided on the Site also include: [data relating to portfolio securities relative to certain provisions of the Internal Revenue Code, securities laws or the Trust’s offering documents] (collectively, the “Compliance Reporting Services”) (the Accounting Services and the Compliance Reporting Services are together referred to in Schedules V and VI as the “Services”). The parties hereby agree that the Compliance Reporting Services are back-end reports only and that the Administrator (i) makes no representation or warranty about the accuracy of the Compliance Reporting Services, or how complete such information is, at any time and (ii) shall have no liability whatsoever with respect to the accuracy or inaccuracy or complete or incomplete nature of the Compliance Reporting Services or reliance thereon by any party.

(b)	Supply each of the Authorized Persons specified on Schedule VI as permissible users of the Data Repository and Analytics Suite (the “Users”) with a logon ID and Password.

(c)

Provide to Users access to the information listed in (a) above using standard inquiry tools and reports. With respect to the Accounting Services, Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, the Administrator will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be billed separately to the Trust.

(d)

Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the Site.

(e)	Monitor the telephone lines involved in providing the Services and inform the Trust promptly of any malfunctions or service interruptions.

2.	The Trust and the Users (to the extent applicable) will:

(a)	Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption.

(b)

Keep logon IDs and passwords confidential and notify the Administrator immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

(c)

The Trust and the Users acknowledge that certain information on the Site may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agree that the Site and all information on the Site is for the sole and exclusive use of the Trust and the Users. Certain information on the Site is supplied to the Administrator pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Trust and the Users further agree not to disclose, disseminate, reproduce, redistribute or republish information on the Site in any way without the express written permission of the Administrator and the Licensor. (Licensor permission to be obtained by the Administrator prior to the Administrator providing its permission.)

3.

Notwithstanding anything to the contrary contained in this Exhibit or any other part of the Agreement, the Administrator shall be liable for direct damages incurred by the Trust which arise out of the Administrator’s failure to perform its duties and obligations described in this Exhibit only to the extent such damages constitute willful misfeasance, bad faith, gross negligence or reckless disregard.

The Trust acknowledges that the Internet is an “open,” publicly accessible network and not under the control of any party. The Administrator’s provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. The Trust agrees that the Administrator shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Services and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of the Administrator’s standard of care above.

Without limiting the generality of the foregoing or any other provisions of this Exhibit or the Agreement, the Administrator shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring by reason of circumstances beyond such party’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

4.

As compensation for services rendered by the Administrator pursuant to Section 1 of this Schedule V, the Trust will pay to the Administrator a fee or fees as may be agreed to in writing by the Trust and the Administrator.

5.

The Administrator shall have the right at any time to provide notice of changes to the terms described in this Schedule V. Such changes will become effective and bind the parties hereto after sixty (60) days from the date the Administrator notifies the Trust of such changes, unless the Trust terminates this Agreement pursuant hereto or the parties agree otherwise at such time.

Either party may terminate this Exhibit upon sixty (60) days’ prior written notice to the other. Any outstanding fees must be paid before this Agreement terminates, unless the Administrator waives such requirement.

SCHEDULE V1

Data Repository and Analytics Suite Authorized Persons

The following individuals shall be Trust Authorized Persons to access the Administrator’s data repository and analytics suite:

Name	Company or Firm	Signature

Patty Weiland

Ron Bass

Jay Edmondson

Kenny Brown

Steve McClay

Toni Vandivort

Darren Wall

Tim Bray

Matt Peden

Patrick Stuart

Randen Duncan

Jennifer Dempsey

Brandon Powell

Patrick Pattison

Melissa Carson

Melanie Childers